1. Name and Address of Reporting Person
   Epley, Jr., Lewis E.
   2350 N. Sam Houston Parkway East
   Suite 300
   Houston, TX 77032
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwestern Energy Company (SWN)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2000 R1
5. If Amendment, Date of Original (Month/Day/Year)
   02/02/2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       02/04/2000 J <F1>        127.139     A      $5.9500                     D
Common Stock                       05/05/2000 J <F1>        93.429      A      $8.1811                     D
Common Stock                       07/14/2000 G             -8029.84    D      $0.0000                     D
                                                            <F2>
Common Stock                       12/31/2000 J <F3>        -1671.58    D      $0.0000    3481.195         D
                                                            <F3>
Common Stock                       07/14/2000 G             8029.84     A      $0.0000                     I           By spouse
                                                            <F2>
Common Stock                       12/31/2000 J <F3>        1671.58     A      $0.0000    9701.42          I           By spouse
                                                            <F3>

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $6.5                                                 12/31/2009 Common                      12000    D
(Right to buy)                                                                 Stock
Stock Options  $7                                                   12/31/2008 Common                      12000    D
(Right to buy)                                                                 Stock
Stock Options  $9.75    12/31/2000 A         8000        12/31/2001 12/31/2010 Common  8000     $0.0000    8000     D
(Right to buy)                                           <F4>                  Stock            <F5>

Explanation of Responses:

<F1>
Dividend reinvestments in several accounts.
<F2>
Represents transfer of shares to spouse's trust, with son as trustee.
<F3>
Represents shares held by spouse that were incorrectly reported as beneficial holdings.
<F4>
Option becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date specified in Column 3 or immediately upon a change in control.
<F5>
Granted in consideration of services as a director.

SIGNATURE OF REPORTING PERSON
/s/ Lewis E. Epley, Jr.

DATE
02/04/2002